                                                            CUSIP No.  388085102
                                           ------------------------------------
                                           ------------------------------------
                                           4OMB APPROVAL
                                           -------------------------------------
                                           OMB Number:. . . . . . . . .3235-0145
                                           Expires: . . . . . . October 31, 1994
                                           Estimated average
                                           burden hours per form. . . . .  14.90
                                           -------------------------------------
                                           -------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                             GRANT GEOPHYSICAL INC.
--------------------------------------------------------------------------------
                                 Name of Issuer


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    388085102
--------------------------------------------------------------------------------
                                  CUSIP Number

               ROBERT C. GREENWOOD  ROBERTSON, STEPHENS & COMPANY
           555 CALIFORNIA STREET, SUITE 2600, SAN FRANCISCO, CA  94104
                                 (415) 781-9700
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications

                               SEPTEMBER 11, 1996
--------------------------------------------------------------------------------
              Date of Event which Requires Filing of this Statement


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement   [ ].  (A fee
is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

CUSIP No.  388085102                                                page 2 of 21

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  388085102                                                page 3 of 21

--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
     CUSIP NO. 388085102
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Robertson Stephens Global Low-Priced Stock Fund
          Tax I.D. 94-6688564
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)  /   /
                                                             (b)  / X /
--------------------------------------------------------------------------------
     3    SEC USE ONLY
--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS*

          WC
--------------------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                  /  /
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
--------------------------------------------------------------------------------

  NUMBER OF              7    SOLE VOTING POWER
    SHARES                    0
  BENEFICIALLY      ------------------------------------------------------------
    OWNED                8    SHARED VOTING POWER
                              63,800
   BY EACH          -----------------------------------------------------------
  REPORTING              9    SOLE DISPOSITIVE POWER
                              0
                    -----------------------------------------------------------
  PERSON WITH            10   SHARED DISPOSITIVE POWER
                              63,800
--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          63,800
--------------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /

--------------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
          .3%
--------------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON*
          IV
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP No.  388085102                                                page 4 of 21


--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
     CUSIP NO. 388085102
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Robertson Stephens Orphan Fund
          Tax I.D. 94-3108651
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)  / /

                                                             (b)  /X/
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS*
          WC
--------------------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                /  /
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
--------------------------------------------------------------------------------
   NUMBER OF              7    SOLE VOTING POWER
    SHARES                     0
  BENEFICIALLY       -----------------------------------------------------------
    OWNED                8    SHARED VOTING POWER
                              1,000,000
  BY EACH            -----------------------------------------------------------
  REPORTING              9    SOLE DISPOSITIVE POWER
                              0
                     -----------------------------------------------------------
  PERSON WITH            10   SHARED DISPOSITIVE POWER
                              1,000,000

--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,000,000
--------------------------------------------------------------------------------

     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                         /  /
--------------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

          5.4%
--------------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON*
          IV
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP No.  388085102                                                page 5 of 21

--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
          CUSIP NO. 388085102
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Bayview Investors, LTD.
          Tax I.D. 94-3108651
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)  /  /
                                                             (b)  / X/
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS*
          WC
--------------------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                          /  /
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
--------------------------------------------------------------------------------
  NUMBER OF              7    SOLE VOTING POWER
    SHARES                    0
  BENEFICIALLY      -----------------------------------------------------------
    OWNED                8    SHARED VOTING POWER
                              1,000,000 (Includes shares held of record by The
                              Robertson Stephens Orphan Fund of which Robertson,
                              Stephens & Co. Investment Management, L.P. and
                              Bayview Investors, Ltd. are the General Partners.
                              Robertson, Stephens & Co., Inc. is General Partner
                              of Robertson, Stephens & Co. Investment
                              Management, L.P. and Bayview Investors, Ltd.. See
                              Item 5.)
                    ------------------------------------------------------------
  BY EACH                9    SOLE DISPOSITIVE POWER
  REPORTING                   0
                    -----------------------------------------------------------
  PERSON WITH           10    SHARED DISPOSITIVE POWER
                              1,000,000
--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,000,000
--------------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           /  /
--------------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

          5.4%
--------------------------------------------------------------------------------

     14   TYPE OF REPORTING PERSON*
          IV
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP No.  388085102                                                page 6 of 21

--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
          CUSIP NO. 388085102
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Robertson, Stephens & Company, Incorporated
          Tax I.D. 94-3172874     See Exhibit A for a list of Executive Officers
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)  /  /
                                                             (b)  / X /
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS*
          OO (Working Capital of Purchasing Funds)  See Item 2.

--------------------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                /  /
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
--------------------------------------------------------------------------------
  NUMBER OF SHARES       7    SOLE VOTING POWER
                              0
  BENEFICIALLY      -----------------------------------------------------------
    OWNED                8    SHARED VOTING POWER
                              1,063,800 (Includes shares held of record by The
                              Robertson Stephens Orphan Fund of which Robertson,
                              Stephens & Co. Investment Management, L.P. and
                              Bayview Investors, Ltd. are the General Partners.
                              Robertson, Stephens & Co., Inc. is General Partner
                              of Robertson, Stephens & Co. Investment
                              Management, L.P. and Bayview Investors, Ltd..
                              Includes shares held of record by The Robertson
                              Stephens Global Low-Priced Stock Fund of which
                              Robertson, Stephens & Co. Investment Management,
                              L.P. is investment adviser. See Item 5.)
                    ------------------------------------------------------------
  BY EACH
  REPORTING              9    SOLE DISPOSITIVE POWER
                              0
                    -----------------------------------------------------------
  PERSON WITH            10   SHARED DISPOSITIVE POWER
                              1,063,800
--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,063,800
--------------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           /  /

--------------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

          5.5%
--------------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON
          CO
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

CUSIP No.  388085102                                                page 7 of 21

--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------

          CUSIP NO. 388085102
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Paul Stephens
          Tax I.D. ###-##-####
--------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) / /
                                                             (b) /X/
--------------------------------------------------------------------------------
     3    SEC USE ONLY
--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS*
          WC & PF
--------------------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                           /  /
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
--------------------------------------------------------------------------------
  NUMBER OF              7    SOLE VOTING POWER
   SHARES
  BENEFICIALLY      -----------------------------------------------------------
   OWNED                8    SHARED VOTING POWER
                              1,063,800 (Includes shares held of record by The
                              Robertson Stephens Orphan Fund of which Robertson,
                              Stephens & Co. Investment Management, L.P. and
                              Bayview Investors, Ltd. are the General Partners.
                              Robertson, Stephens & Co., Inc. is General Partner
                              of Robertson, Stephens & Co. Investment
                              Management, L.P. and Bayview Investors, Ltd..
                              Includes shares held of record by The Robertson
                              Stephens Global Low-Priced Stock Fund of which
                              Robertson, Stephens & Co. Investment Management,
                              L.P. is investment adviser. See Item 5.)
  BY EACH           -----------------------------------------------------------
  REPORTING              9    SOLE DISPOSITIVE POWER
                    -----------------------------------------------------------
  PERSON WITH            10   SHARED DISPOSITIVE POWER
                              1,063,800
--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,063,800
--------------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           /  /
--------------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

          5.5%
--------------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

CUSIP No.  388085102                                                page 8 of 21


--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
          CUSIP NO. 388085102
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Sanford Robertson
          Tax I.D. ###-##-####
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)  /  /
                                                             (b)  /X /
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------

     4    SOURCE OF FUNDS*
          OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
--------------------------------------------------------------------------------
  NUMBER OF              7    SOLE VOTING POWER
   SHARES
  BENEFICIALLY      ------------------------------------------------------------
    OWNED                8    SHARED VOTING POWER
                              1,063,800 (Includes shares held of record by The
                              Robertson Stephens Orphan Fund of which Robertson,
                              Stephens & Co. Investment Management, L.P. and
                              Bayview Investors, Ltd. are the General Partners.
                              Robertson, Stephens & Co., Inc. is General Partner
                              of Robertson, Stephens & Co. Investment
                              Management, L.P. and Bayview Investors, Ltd..
                              Includes shares held of record by The Robertson
                              Stephens Global Low-Priced Stock Fund of which
                              Robertson, Stephens & Co. Investment Management,
                              L.P. is investment adviser. See Item 5.)
                    ------------------------------------------------------------
BY EACH                  9    SOLE DISPOSITIVE POWER
REPORTING
                    -----------------------------------------------------------
PERSON WITH              10   SHARED DISPOSITIVE POWER
                              1,063,800
--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,063,800
--------------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                         /  /
--------------------------------------------------------------------------------

     13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

          5.5%
--------------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

CUSIP No.  388085102                                                page 9 of 21
--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
          CUSIP NO. 388085102
--------------------------------------------------------------------------------

          1    NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Michael G. McCaffery
               Tax I.D. ###-##-####
--------------------------------------------------------------------------------
          2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)  /  /
                                                             (b) / X /
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS*
          OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------
     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                    /  /
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
--------------------------------------------------------------------------------
  NUMBER OF    7         SOLE VOTING POWER
    SHARES
  BENEFICIALLY      -----------------------------------------------------------
   OWNED                 8    SHARED VOTING POWER
                              1,063,800 (Includes shares held of record by The
                              Robertson Stephens Orphan Fund of which Robertson,
                              Stephens & Co. Investment Management, L.P. and
                              Bayview Investors, Ltd. are the General Partners.
                              Robertson, Stephens & Co., Inc. is General Partner
                              of Robertson, Stephens & Co. Investment
                              Management, L.P. and Bayview Investors, Ltd..
                              Includes shares held of record by The Robertson
                              Stephens Global Low-Priced Stock Fund of which
                              Robertson, Stephens & Co. Investment Management,
                              L.P. is investment adviser. See Item 5.)
                    ------------------------------------------------------------
    BY EACH              9    SOLE DISPOSITIVE POWER

  REPORTING         ------------------------------------------------------------
 PERSON WITH             10   SHARED DISPOSITIVE POWER

                              1,063,800

--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,063,800
--------------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARE*
                                                                          /  /
--------------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
           5.5%
--------------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

CUSIP No.  388085102                                               page 10 of 21
--------------------------------------------------------------------------------
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
          CUSIP NO. 388085102
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          G. Randy Hecht
          Tax I.D. ###-##-####
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) /  /
                                                             (b) / X /
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------

     4    SOURCE OF FUNDS*
          OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                    /  /
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA

--------------------------------------------------------------------------------
  NUMBER OF              7    SOLE VOTING POWER
  SHARES
BENEFICIALLY        ------------------------------------------------------------
OWNED                    8    SHARED VOTING POWER
                              1,063,800 (Includes shares held of record by The
                              Robertson Stephens Orphan Fund of which Robertson,
                              Stephens & Co. Investment Management, L.P. and
                              Bayview Investors, Ltd. are the General Partners.
                              Robertson, Stephens & Co., Inc. is General Partner
                              of Robertson, Stephens & Co. Investment
                              Management, L.P. and Bayview Investors, Ltd..
                              Includes shares held of record by The Robertson
                              Stephens Global Low-Priced Stock Fund of which
                              Robertson, Stephens & Co. Investment Management,
                              L.P. is investment adviser. See Item 5.)
                    ------------------------------------------------------------
  BY EACH                9    SOLE DISPOSITIVE POWER
  REPORTING
                   ------------------------------------------------------------
 PERSON WITH             10   SHARED DISPOSITIVE POWER
                              1,063,800
--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,063,800
--------------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                 /  /
--------------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
          5.5%
--------------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

CUSIP No.  388085102                                               page 11 of 21

--------------------------------------------------------------------------------
          CUSIP NO. 388085102
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Kenneth R. Fitzsimmons
          Tax I.D. ###-##-####
--------------------------------------------------------------------------------

     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) / /
                                                             (b) / X/
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS*
          OO (Working Capital of Purchasing Funds) See Item 2.
--------------------------------------------------------------------------------

     5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                  /  /
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION
          CALIFORNIA
--------------------------------------------------------------------------------
  NUMBER OF              7    SOLE VOTING POWER
    SHARES
  BENEFICIALLY      -----------------------------------------------------------
    OWNED                8    SHARED VOTING POWER
                              1,063,800 (Includes shares held of record by The
                              Robertson Stephens Orphan Fund of which Robertson,
                              Stephens & Co. Investment Management, L.P. and
                              Bayview Investors, Ltd. are the General Partners.
                              Robertson, Stephens & Co., Inc. is General Partner
                              of Robertson, Stephens & Co. Investment
                              Management, L.P. and Bayview Investors, Ltd..
                              Includes shares held of record by The Robertson
                              Stephens Global Low-Priced Stock Fund of which
                              Robertson, Stephens & Co. Investment Management,
                              L.P. is investment adviser. See Item 5.)
                    ------------------------------------------------------------
  BY EACH                9    SOLE DISPOSITIVE POWER
 REPORTING
                    ------------------------------------------------------------
 PERSON WITH             10   SHARED DISPOSITIVE POWER
                              1,063,800
--------------------------------------------------------------------------------
     11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,063,800
--------------------------------------------------------------------------------
     12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                           /  /
--------------------------------------------------------------------------------
     13   PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)

          5.5%
--------------------------------------------------------------------------------
     14   TYPE OF REPORTING PERSON*

          IN

--------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!  INCLUDE BOTH SIDES OF THE COVER PAGE,

CUSIP No.  388085102                                               page 12 of 21

ITEM 1.   SECURITY AND ISSUER.

          This Schedule 13D is filed with respect to the Common Stock of Grant Geophysical Inc. (The "Company").

ITEM 2:   IDENTITY AND BACKGROUND.

          The Schedule 13D is filed on behalf of The Robertson Stephens Orphan Fund, Robertson, Stephens & Company Investment Management, L.P. ("RS&Co.,L.P."), Bayview Investors, Ltd. ("Bayview"), The Robertson Stephens Global Low-Priced Stock Fund, Robertson, Stephens & Company, Inc. ("RS&Co., Inc."), and RS&Co., Inc.'s five shareholders, Messrs. Sanford R. Robertson, Paul H. Stephens, Michael G. McCaffery, G. Randy Hecht, and Kenneth R. Fitzsimmons. The purchase of the Company's shares giving rise to this 13D was made by two investment funds, The Robertson Stephens Orphan Fund and The Robertson Stephens Global Low-Priced Stock Fund.


          This Schedule 13D relates to the direct beneficial ownership in the shares of the Company by the Funds, and the indirect beneficial ownership of RS&Co., L.P., Bayview, and RS&Co., Inc. in the shares of the Company held by the Funds. Messrs. Robertson, Stephens, McCaffery, Hecht and Fitzsimmons disclaim any beneficial ownership with respect to shares of the Company that RS&Co., Inc. may be deemed to be beneficially own, are included in this Schedule 13D for protective disclosure purposes only, and shall not be deemed by their inclusion in this Schedule 13D to have made any admission that any such person has any beneficial interest in such shares.

          Set forth below is the following information with respect to the persons signing this Schedule 13D: name; place of organization; address of principal business and office; principal business; information concerning criminal convictions during the past five years; and information concerning civil or administrative proceedings during the past five years with respect to any state or federal securities laws.


I.        (a)  The Robertson Stephens Global Low-Priced Stock Fund,  A
               Massachusetts Business Trust. The Registered Investment Manager of The Robertson Stephens Global Low-Priced Stock Fund is:
               Robertson, Stephens & Co. Investment Management, L.P. The General Partner of Robertson, Stephens & Co. Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

          (b)  555 California Street, Suite 2600
               San Francisco, CA  94104

          (c)  Business Trust, Registered Investment Company.

          (d)   No convictions in criminal proceedings.

          (e)  No civil or administrative proceedings.

II.       (a)  The Robertson Stephens Orphan Fund, L.P., is a California limited partnership. Robertson Stephens Investment Management L.P. and Bayview Investors LTD. are the General Partners.

          (b)  555 California Street, Suite 2600

CUSIP No.  388085102                                               page 13 of 21

               San Francisco, CA  94104

          (c)  Limited Partnership

          (d)  No convictions in criminal proceedings.

          (e)  No civil or administrative proceedings.

III       (a)  Bayview Investors LTD., is a California limited partnership.
               Robertson Stephens & Company, Inc. is the General Partner.

          (b)  555 California Street, Suite 2600
               San Francisco, CA  94104

          (c)  Limited Partnership

          (d)  No convictions in criminal proceedings.

          (e)  No civil or administrative proceedings.

IV.       (a)  Robertson, Stephens & Company, Incorporated, is a California
               Corporation. Robertson, Stephens & Company, Incorporated is the General Partner of Robertson, Stephens & Company Investment Management, L.P.

          (b)  555 California Street, Suite 2600
               San Francisco, CA  94104

          (c)  Corporation, Investment Banking.

          (d)  No convictions in criminal proceedings.

          (e)  No civil or administrative proceedings.

V.        (a)  Paul H. Stephens.

          (b)  555 California Street, Suite 2600
               San Francisco, CA  94104

          (c) Paul H. Stephens is Managing Director and Chief Investment Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

          (d)  No convictions in criminal proceedings.

          (e)  No civil or administrative proceedings.

VI.       (a)  Sanford R. Robertson.

          (b)  555 California Street, Suite 2600
               San Francisco, CA  94104

CUSIP No.  388085102                                               page 14 of 21

          (c) Sanford R. Robertson is the Chairman of and a shareholder of Robertson, Stephens & Company, Incorporated.

          (d)  No convictions in criminal proceedings.

          (e)  No civil or administrative proceedings.

VII.      (a)  Michael G. McCaffery.

          (b)  555 California Street, Suite 2600
               San Francisco, CA  94104

          (c) Michael G. McCaffery is the President and Chief Executive Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

          (d)  No convictions in criminal proceedings.

          (e)  No civil or administrative proceedings.

(b)       555 California Street, Suite 2600
               San Francisco, CA  94104

          (c)  Limited Partnership

          (d)   No convictions in criminal proceedings.

          (e)  No civil or administrative proceedings.

VIII      (f)  G. Randy Hecht.

          (b)  555 California Street, Suite 2600
               San Francisco, CA  94104

          (c) G. Randy Hecht is the Executive Vice President, Chief Operating Officer, and shareholder of Robertson, Stephens & Company, Incorporated.

          (d)  No convictions in criminal proceedings.

          (e)  No civil or administrative proceedings.

IX.       (a)  Kenneth R. Fitzsimmons.

          (b)  555 California Street, Suite 2600
               San Francisco, CA  94104

          (c) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets, and shareholder of Robertson, Stephens & Company, Incorporated.

          (d)  No convictions in criminal proceedings.

CUSIP No.  388085102                                               page 15 of 21

          (e)  No civil or administrative proceedings.

ITEM 3:   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

          The securities with respect to which this Schedule 13D is filed were purchased by the Funds using working capital contributed by their respective partners.

ITEM 4:   PURPOSE OF TRANSACTION:

          The securities with respect to which this Schedule 13D is filed were purchased by the Funds in the ordinary course of investment and not with the intention nor effect of changing or influencing control of the Issuer. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5:   INTEREST IN SECURITIES OF THE ISSUER.

          (a) (b) The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

                                                                     No. of Shares
Name of                                                              Beneficially                Percentage of
Beneficial Owner                                                            Owned                Class(1)
--------------------------------------------------------------------------------------------------------------
The Robertson Stephens Global Low-Priced Stock Fund                        63,800 (2)              .3%
The Robertson Stephens Orphan Fund                                      1,000,000 (3)             5.4%
Robertson Stephens & Co Investment Management L.P.                      1,063,800 (4)             5.5%
Bayview Investors, Ltd.                                                 1,063,800 (5)             5.5%
Robertson, Stephens & Company, Incorporated                             1,063,800 (6)             5.5%
Paul H. Stephens                                                        1,063,800 (7)             5.5%
Sanford R. Robertson                                                    1,063,800 (8)             5.5%
Michael G. McCaffery                                                    1,063,800 (9)             5.5%
G. Randy Hecht                                                         1,063,800 (10)             5.5%
Kenneth R. Fitzsimmons                                                 1,063,800 (11)             5.5%




(1) All percentages in this table are based, pursuant to Rule 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 19,219,953 shares of Common Stock of the Issuer outstanding as of November 12, 1996.

(2) The Robertson Stephens Global Low-Priced Stock Fund is a Registered Investment Company. Robertson, Stephens & Co. Investment Management L.P. is the registered investment manager for the Global Low-Price Stock Fund. RS&Co., Inc. is the General Partner of Robertson Stephens & Co. Investment Management L.P.

(3)       The Robertson Stephens Orphan Fund is a California Limited
          Partnership.

CUSIP No.  388085102                                               page 16 of 21

(4) Robertson, Stephens & Co.Investment Management L.P., a California Limited Partnership, as General Partner of The Robertson Stephens Orphan Fund is deemed to have shared dispositive power over 1,000,000 shares of the Company.

(5) Bayview Investors, Ltd. is a California Limited Partnership, as General Partner of The Robertson Stephens Orphan Fund is deemed to have shared dispositive power over 1,000,000 shares of the Company.

(6) Robertson, Stephens & Company, Inc., a California Corporation, is the General Partner of Robertson, Stephens & Company Investment Management L.P., and as such is deemed to have shared dispositive power over 1,063,800 shares of the Company.

(7) Paul H. Stephens is the Chief Investment Officer of RS&Co., Inc. and as such may be deemed to have shared voting power over 1,063,800 shares of the Company held by the Funds. He is also a shareholder of Robertson, Stephens & Company Inc.

(8) Sanford R. Robertson is Chairman and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 1,063,800 shares of the Company held by the Funds.

(9) Michael G. McCaffery is President and Chief Executive Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 1,063,800 shares of the Company held by the Funds.

(10) G. Randal Hecht is Executive Vice President, Chief Operating Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 1,063,800 shares of the Company held by the Funds.

(11) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 1,063,800 shares of the Company held by the Funds.

CUSIP No.  388085102                                               page 17 of 21

          (c) The following is a list of transactions by the filing parties in the last 60 days.

              ENTITY                     DATE          SHARES            PRICE             TRANSACTION
              ------                     ----          ------            -----            ------------
          Orphan Fund                   9/11/96        347,800            1.76             open mkt buy
          Orphan Fund                   9/11/96          8,000            1.75             open mkt buy
          Global Low Priced Fund        9/10/96         22,000            1.75             open mkt buy
          Global Low Priced Fund        9/10/96         18,104            1.67             open mkt buy


ITEM 6.   CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT
TO        SECURITIES OF THE ISSUER.

           Please refer to Item 5.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

          The following exhibits are filed herewith:

               Exhibit A  - Agreement of Joint Filing

               Exhibit B  - Power of Attorney

CUSIP No.  388085102                                               page 18 of 21

ITEM 8.   SIGNATURE PAGE.

          After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:    1/31/97

          THE ROBERTSON STEPHENS ORPHAN FUND, A CALIFORNIA LIMITED
          PARTNERSHIP.
          By   Robertson, Stephens & Company, L.P.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               ------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          BAYVIEW INVESTORS, LTD., A CALIFORNIA LIMITED PARTNERSHIP.
          By   Robertson, Stephens & Company, L.P.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          ROBERTSON, STEPHENS & COMPANY, L.P., A CALIFORNIA LIMITED PARTNERSHIP.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          THE ROBERTSON STEPHENS CONTRARIAN FUND, A MASSACHUSETTS
          BUSINESS TRUST.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          ROBERTSON, STEPHENS & COMPANY, INCORPORATED

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

CUSIP No.  388085102                                               page 19 of 21

               Paul H. Stephens*
               -----------------
               Paul H. Stephens

               Sanford R. Robertson*
               ----------------------
               Sanford R. Robertson

               Michael G. McCaffery*
               ---------------------
               Michael G. McCaffery

               G. Randy Hecht*
               ----------------
               G. Randy Hecht

               Kenneth R. Fitzsimmons*
               -----------------------
               Kenneth R. Fitzsimmons




*By:
          -------------------------------
          Robert C. Greenwood
          Pursuant to Power of Attorney
          Previously Filed

CUSIP NO.  388085102                                               page 20 of 21

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

          The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Act of the Statement dated January 31, 1997 containing the information required by Schedule 13D, for the Common Stock of Grant Geophysical, Inc. held by The Robertson Stephens Orphan Fund, Bayview Investors, Ltd., Robertson, Stephens & Company, Investment Management L.P., The Robertson Stephens Global Low-Priced Stock Fund, and Robertson, Stephens & Company, Incorporated.

Dated:    January 31, 1997


          THE ROBERTSON STEPHENS ORPHAN FUND, A CALIFORNIA LIMITED PARTNERSHIP.
          By   Robertson, Stephens & Company, L.P.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               ------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          BAYVIEW INVESTORS, LTD., A CALIFORNIA LIMITED PARTNERSHIP.
          By   Robertson, Stephens & Company, L.P.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               ------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          ROBERTSON, STEPHENS & COMPANY INVESTMENT MANAGEMENT, L.P., A CALIFORNIA LIMITED PARTNERSHIP.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          THE ROBERTSON STEPHENS GLOBAL LOW-PRICED STOCK FUND, A MASSACHUSETTS BUSINESS TRUST.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

CUSIP NO.  388085102                                               page 21 of 21



          ROBERTSON, STEPHENS & COMPANY, INCORPORATED

          By:  Paul H. Stephens*
               ------------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

               Paul H. Stephens*
               -----------------
               Paul H. Stephens


               Sanford R. Robertson*
               ----------------------
               Sanford R. Robertson

               Michael G. McCaffery*
               ----------------------
               Michael G. McCaffery

               G. Randy Hecht*
               ----------------
               G. Randy Hecht

               Kenneth R. Fitzsimmons*
               -----------------------
               Kenneth R. Fitzsimmons





*By
          ----------------------------------
          Robert C. Greenwood
          Pursuant to Power of Attorney
          Previously Filed

                                      EXHIBIT B

                         ROBERTSON, STEPHENS & COMPANY, INC.

                                  POWER OF ATTORNEY

                        SCHEDULES 13D AND 13G - FORMS 3,4, & 5

         Each of the undersigned, solely in his capacity as a shareholder of Robertson, Stephens & Company, Inc. ("the Company"), does hereby appoint, Paul Stephens, G. Randy Hecht, Dana Welch, Terry Otton and Robert Greenwood (with full power to each of them to act alone), his true and lawful attorney (in fact) and agent to execute in his name, place, and stead (in such capacities) any and all Schedules 13D and 13G under Sections 13(d) and 13(g), respectively, of the Securities and Exchange Act of 1934, as amended (the "Act") and all Forms 3, 4, and 5 under Section 16 of the Act, and any amendments thereto, in connection with securities beneficially owned by the Company, and all documents necessary or desirable in connection therewith, including all exhibits and to file the same with the Securities and Exchange Commission. Each said attorney and agent has power and authority to do and perform in the name of and on behalf of each of the undersigned, in any and all capacities, every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and approving the act of each said attorney and agent.



/s/ G. Randy Hecht                                              February 7,1997
--------------------------------------------------------------------------------
G. Randy Hecht


/s/ Paul H. Stephens                                            February 7,1997
--------------------------------------------------------------------------------
Paul H. Stephens


/s/ Michael McCaffery                                           February 7,1997
--------------------------------------------------------------------------------
Michael McCaffery


/s/ Kenneth Fitzsimmons                                         February 7,1997
--------------------------------------------------------------------------------
Kenneth Fitzsimmons


/s/ Sanford Robertson                                           February 7,1997
--------------------------------------------------------------------------------
Sanford Robertson